EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hypercom Corporation Long-Term Incentive Plan of Hypercom Corporation of our report dated February 15, 2001, except for Note 20 as to which the date is March 26, 2001, with respect to the consolidated financial statements of Hypercom Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, and our report dated February 15, 2001, except for Note 20 as to which the date is March 26, 2001, on the financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Phoenix, Arizona

August 7, 2001